EXHIBIT 99.1

Woodward Reports Fiscal Year 2022 Results

FORT COLLINS, Colo., Nov. 17, 2022 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its fiscal year 2022 and fourth quarter ending September 30, 2022.

All amounts are presented on an as reported U.S. GAAP basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.

Fourth Quarter 2022 Overview

  Net sales were $640 million, compared to $570 million, an increase of 12 percent.
  Net earnings were $54 million, or $0.88 per share, compared to net earnings of $50 million, or $0.76 per share.
  Adjusted earnings per share1 were $0.84, compared to $0.82.

Fiscal Year 2022 Overview

  Net sales were $2.38 billion, compared to $2.25 billion, an increase of 6 percent.
  Net earnings were $172 million, or $2.71 per share, compared to net earnings of $209 million, or $3.18 per share.
  Adjusted earnings per share were $2.75, compared to $3.24.
  Net cash provided by operating activities was $194 million, compared to $465 million. Free cash flow1 was $141 million for 2022, compared to $427 million.

“In fiscal 2022 we experienced strong demand for our products and services, although profitability was impacted by the challenging industry-wide operating environment, including labor and material inflation as well as global supply chain and labor disruptions,” said Chip Blankenship, Chairman and Chief Executive Officer. “As we move into fiscal 2023, we expect solid top line growth from continued strong customer demand. Sales growth along with the realization of pricing and productivity gains are expected to drive steady margin improvement throughout the year. We are making strategic investments in the business to mitigate supply chain risk, and we remain focused on operational excellence, talent development, and innovation to create additional value for our shareholders.”

Company Results

Net sales for the fourth quarter of fiscal 2022 were $640 million, compared to $570 million, an increase of 12 percent. Sales for the fourth quarter were negatively impacted by approximately $24 million from foreign currency exchange rates. The impact of ongoing global supply chain and labor disruptions at the end of the fourth quarter of 2022 was approximately $85 million.

Net earnings for the fourth quarter of 2022 were $54 million, or $0.88 per share, compared to $50 million, or $0.76 per share. Adjusted net earnings1 in the fourth quarter of 2022 were $51 million, or $0.84 per share, compared to adjusted net earnings of $54 million, or $0.82 per share.

EBIT1 was $67 million for the fourth quarter of 2022, compared to $69 million. Adjusted EBIT1 for the fourth quarter of 2022 was $64 million, compared to $74 million.

The effective tax rate for the fourth quarter of 2022 was 6.5 percent, compared to 18.2 percent. The adjusted effective tax rate1 for the fourth quarter of 2022 was 5.3 percent, compared to 18.8 percent.

Net sales for fiscal 2022 were $2.38 billion, compared to $2.25 billion, an increase of 6 percent. Sales for fiscal 2022 were negatively impacted by approximately $54 million from foreign currency exchange rates.

Net earnings for fiscal 2022 were $172 million, or $2.71 per share, compared to $209 million, or $3.18 per share. Adjusted net earnings1 for fiscal 2022 were $174 million, or $2.75 per share, compared to $212 million, or $3.24 per share.

EBIT1 was $233 million for fiscal 2022, compared to $279 million. Adjusted EBIT was $235 million for fiscal 2022, compared to $284 million.

The full year effective tax rate for fiscal 2022 was 14.1 percent, compared to 15.1 percent. The adjusted effective tax rate for the full fiscal year 2022 was 14.3 percent, compared to 15.3 percent.

Segment Results

Aerospace

Aerospace segment net sales for the fourth quarter of fiscal 2022 were $408 million, compared to $377 million, an increase of 8 percent.

Both commercial OEM and aftermarket sales for the fourth quarter of 2022 increased due to higher OEM aircraft production rates, continued recovery in passenger traffic, and increasing aircraft utilization. Defense OEM sales were down compared to the prior year due to lower guided weapons sales, and defense aftermarket sales were lower due to supply chain disruptions.

Segment earnings for the fourth quarter of 2022 were $63 million, compared to $66 million. Segment earnings as a percent of segment net sales were 15.5 percent for the fourth quarter of 2022, compared to 17.4 percent. The decrease in segment earnings was primarily the result of net inflationary impacts on material and labor costs, as well as increases in manufacturing costs related to supply chain disruptions and inefficiencies related to training recent hires, all partially offset by higher sales volume.

For fiscal 2022, Aerospace segment net sales were $1.52 billion, an increase of 8 percent compared to $1.40 billion. Segment earnings for fiscal 2022 were $231 million, or 15.2 percent of segment net sales, compared to $234 million, or 16.7 percent of segment net sales.

Industrial

Industrial segment net sales for the fourth quarter of fiscal 2022 were $232 million, compared to $193 million, an increase of 20 percent.

The increase in industrial sales for the fourth quarter of 2022 was driven by higher marine sales from continued utilization of the in-service fleet as well as strong industrial turbomachinery sales supporting growing demand for power generation and process industries. The sales increase was partially offset by the negative impact of foreign currency exchange rates of approximately $22 million in the quarter.

Industrial segment earnings for the fourth quarter of 2022 were $21 million, or 9.0 percent of segment net sales, compared to $21 million, or 10.7 percent of segment net sales. Industrial segment earnings were flat as the favorable impact from higher sales volumes was offset by the additional costs incurred due to supply chain disruptions, inefficiencies related to training recent hires, net inflationary impacts on material and labor costs, and unfavorable foreign currency effects.

For fiscal year 2022, Industrial segment net sales were $863 million, compared to $842 million, a 3 percent increase. Foreign currency exchange rates negatively impacted industrial segment sales in fiscal 2022 by approximately $51 million. Industrial segment earnings for fiscal 2022 were $83 million, or 9.6 percent of segment net sales, compared to $109 million, or 12.9 percent of segment net sales.

Nonsegment

Nonsegment expenses were $17 million for both the fourth quarter of fiscal 2022 and the fourth quarter of fiscal 2021. Adjusted nonsegment expenses1 for the fourth quarter of 2022 were $21 million, compared to $12 million.

Nonsegment expenses totaled $81 million for fiscal 2022, compared to $64 million. Adjusted nonsegment expenses were $78 million for fiscal 2022, compared to $59 million.

Cash Flow and Financial Position

Net cash provided by operating activities for fiscal year 2022 was $194 million, compared to $465 million. Payments for property, plant, and equipment for 2022 were $53 million, compared to $38 million. Free cash flow was $141 million for 2022 compared to $427 million of the prior fiscal year. The decrease in free cash flow for 2022 was primarily related to working capital increases as a result of production delays from supply chain disruptions as well as lower earnings.

Total debt was $777 million at September 30, 2022, compared to $735 million at September 30, 2021. Debt-to-EBITDA1 leverage at September 30, 2022 was 2.1 times EBITDA, compared to 1.7 times EBITDA at September 30, 2021.

During fiscal year 2022, $518 million was returned to stockholders in the form of $45 million of dividends and $473 million of repurchased shares.

Fiscal Year 2023 Outlook

Woodward’s fiscal 2023 outlook assumes improving operational and financial performance throughout the year while continuing to navigate a challenging industry-wide environment. The supply chain and labor disruptions are anticipated to begin to subside during fiscal year 2023, with the pace of improvement expected to increase in the second half of the year. However, the pace of improvement is uncertain and results could be negatively impacted if supply chain and labor disruptions do not improve as anticipated.

The strong demand environment is expected to continue, with price realization to ramp over the course of the year. Total net sales for fiscal 2023 are expected to be between $2.60 billion and $2.75 billion. Aerospace sales growth percentage is expected to be between 14 and 19 percent. Industrial sales growth percentage is expected to be flat to up 5 percent.

Aerospace segment earnings as a percent of segment net sales are expected to increase by approximately 150 to 200 basis points. Industrial segment earnings as a percent of segment net sales are expected to be flat.

EBIT is expected to include approximately $60 million of annual variable incentive compensation costs, an increase of approximately $50 million over fiscal year 2022.

The effective tax rate is expected to be approximately 19 percent.

Free cash flow is expected to be between $200 million and $250 million, with an anticipated free cash flow conversion rate of greater than 100 percent. Capital expenditures are expected to be approximately $80 million.

Earnings per share is expected to be between $3.15 and $3.60 based on approximately 61 million of fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 17, 2022, to provide an overview of the financial performance for the fourth quarter and fiscal year 2022, business highlights, and outlook for fiscal 2023. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-888-440-4531 (domestic) or 1-646-960-0808 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 4278216. An audio replay will be available by telephone from 7:30 p.m. EST on November 17, 2022 until 11:59 p.m. EST on December 1, 2022. The telephone number to access the replay is 1-800-770-2030 (domestic) or 1-647-362-9199 (international), reference access code 4278216.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations.” The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is the global leader in the design, manufacturing, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, our expectations of revenue growth in fiscal year 2023, including our expectations regarding customer demand, the impact of pricing and productivity, trends in our margins for fiscal year 2023, our strategic investments and their impact, our continued focus on operational excellence, talent development, and innovation to create additional value for shareholders, and statements regarding our business and financial outlook for fiscal year 2023, including our guidance for sales, earnings, EBIT, variable compensation costs, effective tax rate and free cash flow and capital expenditures as well as our assumptions regarding our outlook, anticipated trends in our business and the timing and pace of improvements in the supply and labor environment. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) uncertainties related to the COVID-19 pandemic; (2) global economic uncertainty and instability in the financial markets that affect Woodward, its customers, and its supply chain; (3) risks related to continued constraints and disruptions in the global supply chain and labor markets; (4) Woodward’s long sales cycle; (5) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (6) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (7) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (8) changes and consolidations in the aerospace market; (9) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (10) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2021, any subsequently filed Quarterly Report on Form 10-Q, as well as its Annual Report on Form 10-K for the year ended September 30, 2022, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021

Net sales	$640,033	$570,217	$2,382,790	$2,245,832
Costs and expenses:
Cost of goods sold	504,506	436,434	1,857,485	1,694,774
Selling, general and administrative expenses	50,085	38,405	203,005	186,866
Research and development costs	29,782	27,703	119,782	117,091
Restructuring activities	(3,420)	5,008	(3,420)	5,008
Interest expense	9,509	8,730	34,545	34,282
Interest income	(320)	(409)	(1,814)	(1,495)
Other (income) expense, net	(7,878)	(6,684)	(26,691)	(36,493)
Total costs and expenses	582,264	509,187	2,182,892	2,000,033
Earnings before income taxes	57,769	61,030	199,898	245,799
Income taxes	3,728	11,125	28,200	37,150
Net earnings	$54,041	$49,905	$171,698	$208,649

Earnings per share amounts:
Basic earnings per share	$0.90	$0.79	$2.79	$3.30
Diluted earnings per share	$0.88	$0.76	$2.71	$3.18
Weighted average common shares outstanding:
Basic	59,929	63,500	61,517	63,287
Diluted	61,234	65,711	63,254	65,555

Cash dividends per share paid to Woodward common stockholders	0.1900	$0.1625	0.7325	$0.5688

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	September 30,	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$107,844	$448,462
Accounts receivable	609,964	523,051
Inventories	514,287	419,971
Income taxes receivable	5,179	12,071
Other current assets	74,695	61,168
Total current assets	1,311,969	1,464,723
Property, plant, and equipment, net	910,472	950,569
Goodwill	772,559	805,333
Intangible assets, net	460,580	559,289
Deferred income tax assets	23,447	14,066
Other assets	327,419	297,024
Total assets	$3,806,446	$4,091,004

Liabilities and stockholders’ equity
Current liabilities:
Short term borrowings	66,800	-
Current portion of long term debt	856	728
Accounts payable	230,519	170,909
Income taxes payable	34,655	11,481
Accrued liabilities	206,283	183,139
Total current liabilities	539,113	366,257
Long-term debt, less current portion	709,760	734,122
Deferred income tax liabilities	127,195	157,936
Other liabilities	529,256	617,908
Total liabilities	1,905,324	1,876,223
Stockholders’ equity	1,901,122	2,214,781
Total liabilities and stockholders’ equity	$3,806,446	$4,091,004

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)
	For the Year Ended September 30,
	2022	2021
Net cash provided by operating activities	$193,638	$464,669

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(52,868)	(37,689)
Proceeds from sale of assets	43	154
Payments for business acquisition, net of cash acquired	(21,549)	-
Proceeds from business divestiture	6,000	-
Proceeds from sales of short-term investments	12,557	16,575
Payments for purchases of short-term investments	(9,632)	(14,337)
Net cash used in investing activities	(65,449)	(35,297)

Cash flows from financing activities:
Cash dividends paid	(44,978)	(36,041)
Proceeds from sales of treasury stock	21,897	34,706
Payments for repurchases of common stock	(485,300)	(33,344)
Borrowings on revolving lines of credit and short-term borrowings	952,000	74,400
Payments on revolving lines of credit and short-term borrowings	(885,200)	(74,400)
Payments of long-term debt and finance lease obligations	(797)	(101,639)
Net cash used in financing activities	(442,378)	(136,318)
Effect of exchange rate changes on cash and cash equivalents	(26,429)	2,138
Net change in cash and cash equivalents	(340,618)	295,192
Cash and cash equivalents at beginning of year	448,462	153,270
Cash and cash equivalents at end of year	$107,844	$448,462

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales:
Aerospace	$408,418	$376,832	$1,519,322	$1,404,117
Industrial	231,615	193,385	863,468	841,715
Total consolidated net sales	$640,033	$570,217	$2,382,790	$2,245,832
Segment earnings*:
Aerospace	$63,475	$65,715	$230,933	$234,356
As a percent of segment net sales	15.5%	17.4%	15.2%	16.7%
Industrial	20,759	20,747	82,788	108,672
As a percent of segment net sales	9.0%	10.7%	9.6%	12.9%
Total segment earnings	84,234	86,462	313,721	343,028
Nonsegment expenses	(17,276)	(17,111)	(81,092)	(64,442)
EBIT	66,958	69,351	232,629	278,586
Interest expense, net	(9,189)	(8,321)	(32,731)	(32,787)
Consolidated earnings before income taxes	$57,769	$61,030	$199,898	$245,799

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$15,763	$16,342	$52,868	$37,689
Depreciation expense	$20,345	$21,387	$83,019	$87,631

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three Months Ended			Three Months Ended
	September 30, 2022			September 30, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$57,769	$54,041	$0.88	$61,030	$49,905	$0.76
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	-	-	-
Business development activities	-	-	-	-	-	-
Restructuring activities	(3,420)	(2,565)	(0.04)	5,008	3,736	0.06
Total non-U.S. GAAP adjustments	(3,420)	(2,565)	(0.04)	5,008	3,736	0.06
Adjusted earnings (Non-U.S. GAAP)	$54,349	$51,476	$0.84	$66,038	$53,641	$0.82

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Year Ended			Year Ended
	September 30, 2022			September 30, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$199,898	$171,698	$2.71	$245,799	$208,649	$3.18
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	3,272	2,454	0.04	-	-	-
Business development activities	2,982	2,236	0.04	-	-	-
Restructuring activities	(3,420)	(2,565)	(0.04)	5,008	3,736	0.06
Total non-U.S. GAAP adjustments	2,834	2,125	0.04	5,008	3,736	0.06
Adjusted earnings (Non-U.S. GAAP)	$202,732	$173,823	$2.75	$250,807	$212,385	$3.24

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1]AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net earnings (U.S. GAAP)	$54,041	$49,905	$171,698	$208,649
Income taxes	3,728	11,125	28,200	37,150
Interest expense	9,509	8,730	34,545	34,282
Interest income	(320)	(409)	(1,814)	(1,495)
EBIT(Non-U.S. GAAP)	66,958	69,351	232,629	278,586
Non-U.S. GAAP adjustments*	(3,420)	5,008	2,834	5,008
Adjusted EBIT(Non-U.S. GAAP)	$63,538	$74,359	$235,463	$283,594

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net earnings (U.S. GAAP)	$54,041	$49,905	$171,698	$208,649
Income taxes	3,728	11,125	28,200	37,150
Interest expense	9,509	8,730	34,545	34,282
Interest income	(320)	(409)	(1,814)	(1,495)
Amortization of intangible assets	9,025	10,338	37,609	41,893
Depreciation expense	20,345	21,387	83,019	87,631
EBITDA (Non-U.S. GAAP)	96,328	101,076	353,257	408,110
Non-U.S. GAAP adjustments*	(3,420)	5,008	2,834	5,008
Adjusted EBITDA (Non-U.S. GAAP)	$92,908	$106,084	$356,091	$413,118

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Nonsegment expenses (U.S. GAAP)	$17,276	$17,111	$81,092	$64,442
Non-recurring matter unrelated to the ongoing operations of the business	-	-	(3,272)	-
Business development activities	-	-	(2,982)	-
Restructuring activities	3,420	(5,008)	3,420	(5,008)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$20,696	$12,103	$78,258	$59,434

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)
	Year Ended
	September 30,
	2022	2021

Net cash provided by operating activities	$193,638	$464,669
Payments for property, plant, and equipment	(52,868)	(37,689)
Free cash flow (Non-U.S. GAAP)	140,770	426,980
Cash paid for business development activities	2,982	-
Cash paid for restructuring charges	505	-
Adjusted free cash flow (Non-U.S. GAAP)	$144,257	$426,980

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) costs related to business development activities (ii) a charge related to a non-recurring matter unrelated to the ongoing operations of the business, and (iii) restructuring activities. Woodward believes that these items are short-term costs or charges and are otherwise not related to the ongoing operations of the business. Therefore, Woodward uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities and restructuring activities. Management believes these adjustments to free cash flow better portray Woodward’s operating performance.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com